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                                 INTERLAND, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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

================================================================================

The following is a press releaes issued by Registrant on May 1, 2001 with repect to its financial results for the first quarter of fical year 2001.


                          [COMPANY LOGO APPEARS HERE]

INVESTOR RELATIONS CONTACTS:

David N. Gill
President and COO

Nancy  de Jonge
Director, Investor Relations
877-216-3820
investors@interland.com
-----------------------


                  INTERLAND REPORTS FIRST QUARTER 2001 RESULTS


      Company Records Revenues of $10.9 Million for the First Quarter 2001,
                     a 74% Increase Over First Quarter 2000

         Company Drives Towards Profitability with EBITDA Improvement of
           More than $4 Million Versus the Prior Quarter; Company Sees
                         EBITDA Profitability by Q1 2001

       Technology Automation Reduces CapEx to $4.6 Million in the Quarter,
                   $3 Million Less than Previously Indicated

  Churn Drops to 1.5% Reflecting the Benefits of a Large, Diverse Customer Base

ATLANTA, MAY 1, 2001 - Interland, Inc. (NASDAQ: ILND), a leader in Web-enabling solutions, today announced revenues of $10.9 million for the quarter ended March 31, 2001, an increase of 74% over first quarter revenues for the same period one year ago. Adjusted EBITDA loss* (loss before net interest expense, income taxes, depreciation, amortization and other non-cash charges) declined sharply to $11.6 million, a reduction of more than $4.3 million from the $15.9 million loss in fourth quarter 2000. Capital expenditures for the quarter were $4.6 million, compared to $10.5 million in the previous quarter and $3 million less than Company estimates for the quarter.

For the third consecutive quarter Interland exceeded consensus analyst earnings estimates. For the quarter ended March 31, 2001, the Company reported a net loss of $(0.36) per share, based upon approximately 46.7 million weighted average shares outstanding, which is seven cents better than consensus analyst estimates.

"Interland experienced another solid quarter, particularly in our bottom line, realizing continued growth in top line revenues along with strong customer growth," said Ken Gavranovic, Chairman and CEO of Interland, Inc. "Although we experienced churn in some dot-com customers, we believe the worst is now behind us. We added more than two thousand customers this past quarter. As planned, our new automation software and systems began to scale, allowing us to dramatically reduce our capital expenditures and headcount. We also introduced the first phase of our metering products, which allow us to charge for various aspects of our service, similar to a utility company. As we continue to expand our product line we anticipate being able to meter additional resources such as CPU, storage and additional applications. We believe that the average revenue per customer will continue to increase as we add these and other Web services to our offerings for our diverse customer base. Our first deployment provides us with IP metering capabilities, where we can grow revenues by charging customers for IP traffic, while also targeting unprofitable customers and removing them from our customer base. Despite challenging market conditions we remain a clear leader in hosting to the small and medium enterprise (SME) marketplace and we were able to increase ARPU for new shared customers by 20% in March. Our solutions continue to provide customers with a cost-effective advantage versus developing and managing a Web site in-house."

"This quarter also marked a significant step for Interland as we announced our merger with Micron Electronics and its Web hosting subsidiary, HostPro, another leading provider of Web hosting services to the SME market. Our combination will create a leading provider of business-class hosting solutions, with the broadest portfolio of managed hosting and value-added services in the industry. Together, the companies will have more than 120,000 customers and 230,000 paid hosted Web sites," continued Gavranovic. "Combining forces with HostPro is clearly a win for both companies, securing our spot among the leaders moving forward, as consolidation in the hosting market takes hold. The combined companies are expected to have over $200 million in cash and virtually no debt at closing and anticipate becoming cash flow positive by mid-2002. We are focused on being the leader in this space. Following the merger, we expect that we will have the necessary financial means to execute our strategy with a fully funded business model as well as additional cash resources to be used for strategic acquisitions. We are already starting to see customers focus more on high quality Web hosting providers with fully funded business plans, like Interland, than just on price alone."

The combined hosting company will continue under the Interland name and will be headquartered in Atlanta. Together, the companies anticipate achieving revenues in the range of $160-180 million for Micron Electronics' fiscal year ended August 31, 2002. The merger is expected to close in the third calendar quarter of 2001.

COMPANY PERFORMANCE CONTINUES TO ADVANCE

Management has proactively taken several steps on its pathway to profitability, which have had a positive effect on the financial performance of the company. Summary highlights of the Company's progress this quarter are:

o Announced merger with HostPro, creating one of the largest hosting companies in the world and over 230,000 paid Web sites. The combined company is expected to have over $200 million in cash and virtually no debt upon closing which is anticipated to occur in the third calendar quarter.
o ARPU for new shared customers in the month of March increased 20% to $50 o Average monthly revenue per server increased 15% sequentially to $1,500
o Churn dropped to 1.5% o Achieved a 74% increase in sales, year over year
o Revenue backlog increased 13% sequentially to $24.3 million o Headcount reduced to 525 from 636 at the beginning of 2001
o        EBITDA loss drops more than $4 million to $11.6 million for the quarter
o Launched our Verizon reseller portal in April and another major long distance provider portal in March

Key steps that the Company took during the quarter include:

o The Company experienced strong interest in its recently introduced managed services solutions. These packages include network monitoring, system administration, server backup and recovery and firewall security software. Our top 30 managed service customers average annualized revenue now exceeds $40,000, a 30% sequential increase over the prior quarter.

o Interland established modest price increases to its shared hosting packages effective March 1. Management is already seeing the positive impact of these increases as monthly ARPU for new shared customers increased more than 20% in the month of March to $50.

o As part of its program to improve operating margins, management implemented a server reclamation program that successfully improved data center optimization by removing more than 200 servers from the data center, many of which can be redeployed in the future. Total number of servers at the end of the quarter was 2,577. The average monthly revenue per server increasing 15% during the month of March to approximately $1,500. Both data center optimization and termination of unprofitable customer relationships resulted in a 20% improvement in the number of Web sites per server as compared to one year ago.

o Although prices were increased and certain customers were selectively removed, churn actually dropped slightly to 1.5% for the quarter, and is a testament to the breadth and diversity of the Company's customer base. Interland continued to experience overall growth in its customer base, closing the quarter with more than 54,250 customers and hosting more than 88,575 Web sites. Our receivables at March 31 were $1.2 million representing only 9 days sales outstanding, among the lowest in the industry.

o The Company continued to win several large enterprise customers, along with SMEs, to its dedicated and managed hosting services. For the second quarter in a row, more than 50% of dedicated and managed services customers have migrated from shared hosting services. The Company completed the quarter with over 1,000 dedicated customers. The Company anticipates that it will continue to benefit from the growth in Web sites for SMEs and that current and future customers will continue to migrate to higher-end services as they experience the benefits of their Web site.

o As of March 31, 2001, the Company had a revenue backlog of approximately $24.3 million, consisting of approximately $15.4 million in prepaid shared business and $8.9 million in executed dedicated and managed services contracts. Interland completed the first quarter with $37million in cash and $33.6 million in available lease lines of credit. The value of contracts executed during the quarter was approximately $14.1 million. Management believes that the Company has surpassed its EBITDA loss inflection point.

o The launch of Client Solutions established a formalized approach to cultivate and solve client Web design and development needs through a team of Web designers, developers and client partners. Matthew Thornton was hired as Vice President to lead this team. He brings in excess of 12 years of experience in software, media production and Web design and development, having served with companies such as Microsoft and Disney.

o The Company now has 525 employees, a reduction of 111 since January 1, 2001.

SECOND QUARTER 2001 OUTLOOK

Interland's expectations for the second quarter are as follows:

o        Revenue growth in the range of 8 to 12 percent
o        Adjusted  EBITDA  loss in the  range of  $8.5-10.5  million
o        Capital expenditures of $7 - 10 million
o        Net loss per share in the range of $(.35)- $(.39)

CONFERENCE CALL

Interland will sponsor a teleconference at 4:30 P.M., Eastern Daylight Time. To participate in this teleconference, interested parties should call 212-547-0138 and enter pass code ILND. Ken Gavranovic, Interland's CEO, will lead the call. For those who cannot listen to the live broadcast, a replay will be available following the call, beginning at 6:30 p.m. EDT and conclude on May 5th at 11:00 P.M. EDT. To listen to the replay, call 402-280-9920.

ABOUT INTERLAND
Interland, Inc. is a leader in providing managed Web hosting services for over 89,000 Web sites around the world. According to International Data Corporation
(IDC), Interland is the sixth largest hosting company in terms of total customer accounts. As one of the leading hosting companies in the rapidly growing $24.8 billion hosting market, Interland provides a full spectrum of managed hosting services, including system monitoring and reporting, managed backup and recovery, and system administration services, as well as e-commerce solutions, Web design, and business applications hosting.

Interland's hosting services are based primarily on the Microsoft NT, Windows 2000 and Red Hat Linux operating systems, providing flexible options to its customers. In September 2000, the company was recognized for hosting the largest number of active Windows 2000 Web sites in the world. Interland has made a number of significant investments in technology for the benefit of its customers including: a Veritas backup and recovery system, Micromuse's Netcool to manage the core network operations, BMC Patrol and Business Bridge. Strategic partners include Microsoft, VeriSign and Verizon.

                           INTERLAND, INC.
                       CONDENSED BALANCE SHEET
                            MARCH 31, 2001
                            (IN THOUSANDS)

ASSETS

Cash and equivalents                              $36,954
Other current assets                                7,341
                                                  -------
Total current assets                               44,295
                                                  -------

Property, plant and equipment, net                 39,306
Other assets                                        1,236
                                                  -------

TOTAL ASSETS                                      $84,837
                                                  =======


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                21,529
Current portion of unearned revenue                13,835
Long-term liabilities                               7,350
Long-term portion of unearned revenue               1,608
                                                  -------

TOTAL LIABILITIES                                  44,322
                                                  -------

SHAREHOLDERS' EQUITY                               40,515
                                                  -------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $84,837
                                                  =======

                                                INTERLAND, INC.
                                       CONDENSED STATEMENT OF OPERATIONS

                                                                         THREE MONTHS
                                                                        ENDED MARCH 31,
                                                                        ---------------
                                                                 2001                  2000
                                                             ------------         --------------
                                                                   (In thousands, except for share,
                                                                     per share and customer data)

REVENUES                                                     $     10,866         $      6,268
                                                             ------------         ------------

COST OF REVENUES                                                   10,321                5,478
COST OF REVENUES - NON-CASH COMPENSATION                            1,228                  810

SALES AND MARKETING                                                 4,833                5,580

GENERAL AND ADMINISTRATIVE                                          5,102                4,259
GENERAL AND ADMINISTRATIVE - NON-CASH COMPENSATION                  1,157                  595
GENERAL AND ADMINISTRATIVE - EUROPEAN SHUT-DOWN COSTS               2,300                    0

DEPRECIATION AND AMORTIZATION                                       2,924                  587
                                                             ------------         ------------

TOTAL OPERATING EXPENSES                                           27,865               17,309
                                                             ------------         ------------

OPERATING LOSS                                                    (16,999)             (11,041)

INTEREST INCOME, NET                                                 (123)                (252)
                                                             ------------         ------------

NET LOSS                                                     ($    16,876)        ($    10,789)
                                                             ============         ============

NET LOSS PER SHARE                                           ($      0.36)        ($      0.45)
                                                             ============         ============

SHARES USED IN COMPUTING
   NET LOSS PER SHARE                                          46,723,585           23,936,326
                                                             ============         ============


OTHER FINANCIAL DATA:

ADJUSTED EBITDA                                              ($    11,690)        ($     9,048)
CAPEX                                                        ($     4,609)        ($     7,592)
NUMBER OF ACTIVE SITES (TOTAL)                                     88,571               61,442
NUMBER OF SHARED CUSTOMERS                                         53,242               35,779
NUMBER OF DEDICATED CUSTOMERS                                       1,018                  690
ARPU                                                         $        816         $        792
ARPU DEDICATED                                               $     11,856         $      8,328


* Adjusted EBITDA consists of net loss excluding interest income (expense), net, and depreciation and amortization, as further adjusted to exclude non-cash stock compensation expense and non-cash operating expenses incurred as a result of the issuance of equity securities to third parties. Adjusted EBITDA does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of Adjusted EBITDA may not be consistent with similarly titled calculations used by other companies.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Interland notes that this press release contains forward-looking statements that relate to future events or our future financial performance. These forward-looking statements include describing some of the expected effects of the merger of Micron Electronics and Interland. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue," or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, our limited operating history, our relationships with third parties, our history of losses, our ability to execute our strategy, the competitive market in which we operate, quarterly and annual fluctuation of results, need for additional capital in the future, acceptance of our services in domestic and international markets, our ability to expand our infrastructure, the ability to achieve expected operating efficiencies in connection with our merger with Micron Electronics, the ability of the combined company to expand its customer base as planned following our merger with Micron Electronics, failure of the merger to close due to the failure to obtain regulatory approvals, the failure of the shareholders of Micron Electronics or Interland to approve the merger, and other risk factors discussed in Interland's filings with the Securities and Exchange Commission. Interland cannot assume that it will be able to anticipate or respond timely to any of the factors listed above, which could adversely affect operating results. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.


WHERE YOU CAN FIND ADDITIONAL INFORMATION:
Investors and security holders of both Micron Electronics and Interland are advised to read the prospectus/proxy statement regarding the merger, when it becomes available, because it will contain important information. Micron Electronics and Interland expect to mail a prospectus/proxy statement about the merger to their respective stockholders. Such proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the prospectus/proxy statement (when available) as well as the annual report, quarterly reports, current reports and other documents filed by the companies at the Securities and Exchange Commission's web sit at http://www.sec.gov . The prospectus/proxy statement and such other documents may also be obtained free of charge from Micron Electronics or Interland.

Micron  Electronics  and  its  officers  and  directors  may  be  deemed  to  be participants in the solicitation of proxies from stockholders of Micron Electronics and Interland with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Micron Electronics' Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on October 26, 2000, and a description of any interests that they have in the merger will be available in the prospectus/proxy statement. The Proxy Statement for the 2000 Annual Meeting is, and the prospectus/proxy statement will be, available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from Micron Electronics.

Interland and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Micron Electronics and Interland with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Interland's Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on March 15, 2000, as amended from time to time thereafter, and a description of any interests that they have in the merger will be available in the prospectus/proxy statement. The Registration Statement on Form S-1, as amended, is, and the prospectus/proxy statement will be, available free of charge at the Securities and Exchange Commission's Web site at http://www.sec.gov and from Interland.


                                       ###